UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 28, 2005

German American Bancorp

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-11244 (Commission File Number)	35-1547518 (IRS Employer Identification No.)

711 Main Street Box 810 Jasper, Indiana (Address of Principal Executive Offices)	47546 (Zip Code)

(812) 482-1314

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On September 28, 2005 (but effective as of September 20, 2005), German American Bancorp (the “Company”) and JPMorgan Chase Bank, N.A. (the “Lender”) executed and delivered to each other an Amended and Restated Loan Agreement ("Amended Agreement"), and the Company executed and delivered to the Lender a $25 million Term Note and a $15 million Revolving Note pursuant to the Amended Agreement to evidence its obligations for amounts that may from time to time be borrowed thereunder. This Amended Agreement provides the parent company with a source of liquidity and long-term financing that is in addition to the liquidity that is available (principally through dividends) from the Company's subsidiaries. For additional information regarding sources of parent company liquidity, see the discussions entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included in each of the Company's reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission since January 1, 2005.

Pursuant to the Amended Agreement, the Lender modified and extended (by 20 days) the revolving line of credit that the Lender established in the Company’s favor by the original Loan Agreement dated as of February 28, 2005, and added additional credit availability under a non-revolving term loan in the initial amount of $25 million. The Company may become obligated to make annual principal reduction payments under the term loan of up to $2.5 million on each anniversary date of the term loan, commencing in September 2007, in order to reduce the principal balance owed under the term loan to $19 million by September 2009, and will be obligated to pay all remaining outstanding principal plus interest during September, 2010 (at maturity of the term loan).

In conjunction with the establishment of the new term loan facility, the Amended Agreement reduced (from $20 million to $15 million) the amount that may be borrowed at any one time under the line of credit established by the revolving credit facility, and extended the term of that line of credit from the previously-established termination date of August 31, 2006 through the new termination date of September 20, 2006, at which time all amounts borrowed under the revolving line of credit will become due and payable.

Of the $25 million term loan availability established by the Amended Agreement, the Lender advanced $15 million to the Company as of September 20, 2005, in order to renew the indebtedness for advances that had been made by the Lender to the Company under the prior line of credit, and an additional $3.5 million on September 29, 2005, principally for the purpose of funding the Company's purchases of certain assets. Accordingly, as of September 29, 2005, $18.5 million in principal amount had been borrowed and was due to be repaid to the Lender on or before September 20, 2010 under the Term Note, and an additional $6.5 million was available for future borrowing under the term loan facility.

As of September 29, 2005, all $15 million of the revolving line of credit was available for borrowing by the Company.

Under the Amended Agreement, Term Note, and Revolving Note, the Company is obligated to pay the Lender interest on amounts advanced under the term loan and the revolving loan based upon 90-day LIBOR plus 1.15% per annum.

The Amended Agreement includes usual and customary covenants and conditions, including a covenant that requires that the Company maintain the capital ratios of the Company and of its affiliate banks at levels that would be considered “well-capitalized” under the prompt corrective action regulations of the federal banking agencies. In addition, the Company agreed in the Amended Agreement that it would maintain a consolidated ratio of (a) the sum of its non-performing loans plus other real estate owned (real estate that is neither used in the ordinary course of the business of the Company or its subsidiaries nor held for future use) (OREO) to (b) the sum of the Company's loans plus OREO, of not greater 3.75% until September 30, 2006, and of not greater than 3.25% at September 30, 2006, and at all times thereafter.

The above summary description of the terms and conditions of the term loan facility and of the revolving line of credit facility established by the Amended Agreement (and of the Term Note and Revolving Note, the forms of which are attached as exhibits thereto) does not purport to be complete, and is qualified in its entirety by reference to the terms and conditions of the Amended Agreement, which is filed as Exhibit 99 hereto and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 is incorporated herein by reference.

Item 9.01.    Financial Statements And Exhibits.

(c)	Exhibits

99	Amended and Restated Loan Agreement dated as of September 20, 2005, by and between JPMorgan Chase Bank, N.A., and German American Bancorp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP

Date: September 30, 2005	By: /s/ Mark A. Schroeder Mark A. Schroeder, President

EXHIBIT INDEX

99	Amended and Restated Loan Agreement dated as of September 20, 2005, by and between JPMorgan Chase Bank, N.A., and German American Bancorp